UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2004

McAFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20558	77-0316593

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3965 Freedom Circle
Santa Clara, California 95054
(Address of principal executive offices, including zip code)

(408) 346-3832
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

In April 2004, we announced the commencement of an ongoing cost reduction and profitability plan (the “Plan”) designed to enhance our operating margins. As part of the Plan, from time-to-time, our board or management may commit the company to certain actions constituting exit or disposal activities under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which may result in material charges under accounting principles generally accepted in the United States of America (“US GAAP”).

Not all actions being considered as part of the Plan, when committed to, will constitute an exit or disposal activity or employee terminations under a plan of termination or will result in material restructuring charges under US GAAP. As we execute against the Plan and commit to exit or disposal activities or employee terminations under a plan of termination, we will file Reports on Form 8-K with respect to those actions that result in material charges under US GAAP.

On September 30, 2004, as part of the ongoing Plan, we vacated an additional two floors in our Santa Clara facility. We previously vacated four floors in the first quarter of 2003. In connection with this activity, we expect to incur restructuring charges in the third quarter of 2004 related to lease termination costs of between $6 million and $8 million, all of which will result in cash expenditures over the term of the lease which expires in March 2013. The above ranges reflect, among other things, the present value of future expenditures and are subject to a number of assumptions (including assumptions regarding future sublease rental rates, terms of sublease rentals and changes in assumptions related to previous restructuring charges) and actual results may differ, perhaps materially.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAFEE, INC.
Date: October 6, 2004	By:	/s/ Stephen C. Richards

Stephen C. Richards Chief Operating Officer and Chief Financial Officer

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